Exhibit 99.1

FOR IMMEDIATE RELEASE

    NEWS RELEASE

Contacts:  U.S. Well Services

Josh Shapiro, VP, Finance and Investor Relations

(832) 562-3730

IR@uswellservices.com

Dennard Lascar Investor Relations

Ken Dennard / Lisa Elliott

(713) 529-6600

USWS@dennardlascar.com

U.S. Well Services Finalizes $21.5 Million Expansion of Senior Secured Term

Loan Facility and Announces Contract for Newbuild Nyx Clean Fleet®

HOUSTON, March 4, 2022 — U.S. Well Services, Inc. (NASDAQ: USWS) (“USWS” or the “Company”) today announced it has entered into an amendment to its Senior Secured Term Loan Credit Agreement (“Term Loan Agreement”) allowing the Company to borrow last-out term loans (the “Term C Loans”). The Company also provided an update on recent commercial activity.

Expansion of Senior Secured Term Loan Facility

To date, the Term Loan C Lenders have made $21.5 million of Term C Loans, the proceeds of which will be used by the Company for general working capital, including the funding of growth capital expenditures. Term C Loans are extended on a last-out basis in the payment waterfall relative to existing Term A Loans and Term B Loans (collectively, the “First-Out Term Loans”) under the Term Loan Agreement and bear interest at a Benchmark Rate (as defined in the Term Loan Agreement), subject to a 2.0% floor, plus 12.0% per annum, payable in-kind. After repayment of the First-Out Term Loans in full, the Company will pay to the Term Loan C Lenders the following premium upon any repayment, prepayment or acceleration of the Term C Loans:

•	30% of the repaid, prepaid or accelerated amount, if such repayment, prepayment or acceleration occurs on or prior to May 31, 2022;

•	65% of the repaid, prepaid or accelerated amount, if such repayment, prepayment or acceleration occurs between June 1, 2022 and August 31, 2022; and

•	100% of the repaid, prepaid or accelerated amount, if such repayment, prepayment or acceleration occurs on or after September 1, 2022

In connection with the $21.5 million Term C Loan advance, USWS issued approximately 15.0 million warrants to purchase USWS Class A Common Stock with a weighted average exercise price of $1.11 per share to the Term Loan C Lenders or their affiliates.

Piper Sandler & Co. served as exclusive financial advisor to the Company.

Commercial Update

The Company also announced it has entered into a contract to provide electric hydraulic fracturing services to a customer operating in Appalachia for 18 months. USWS expects to deliver a newbuild Nyx Clean Fleet® to begin working under this contract beginning in November 2022.

In addition to this new contract, the Company has made modifications to several existing contracts in order to mitigate supply-chain driven disruptions to customer operations.

Joel Broussard, the Company’s President and CEO, commented, “I am pleased with our recent commercial success, as evidenced by the latest contract USWS has secured for a Nyx Clean Fleet®. Additionally, I would like to commend our commercial team for their work in finding creative, collaborative ways to restructure customer agreements in a manner that improve alignment of interests between USWS and our customers.

“This Term C Loan issuance not only improves the company’s near-term liquidity, but also provides capital to help fund our Nyx Clean Fleet newbuild program. I continue to believe that the Company is well positioned to capitalize on the tightening pressure pumping market as demand for responsibly-sourced, domestic oil and gas increases.”

This press release is neither an offer to sell nor a solicitation of an offer to purchase the securities described herein.

About U.S. Well Services, Inc.

U.S. Well Services, Inc. is a leading provider of hydraulic fracturing services and a market leader in electric fracture stimulation. The Company’s patented electric frac technology provides one of the first fully electric, mobile well stimulation systems powered by locally-supplied natural gas, including field gas sourced directly from the wellhead. The Company’s electric frac technology dramatically decreases emissions and sound pollution while generating exceptional operational efficiencies, including significant customer fuel cost savings versus conventional diesel fleets. For more information visit: www.uswellservices.com. Information on our website is not part of this release.

Forward-Looking Statements

The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, the amendment to the Term Loan Agreement and the use of proceeds from the Term C Loans, our ability to perform under customer contracts and the expected impact of the transactions on the Company’s financial position and prospects, if at all, are forward-looking statements. These forward-looking statements may be identified by their use of terms and phrases such as “may,” “expect,” “believe,” “intend,” “estimate,” “project,” “plan,” “may,” “anticipate,” “will,” “should,” “could,” and similar terms and phrases. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to certain risks, including the ability and willingness of the Organization of Petroleum Exporting Countries (“OPEC”) and non–OPEC countries, such as Russia, to set and maintain production levels and prices for oil, and the impact of epidemics, pandemics or other major public health issues, such as the COVID–19 coronavirus, as well as the other risks, uncertainties and assumptions identified in this release or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Factors that could cause actual results to differ from the Company’s expectations include changes in market conditions and other factors described in the Company’s public disclosures and filings with the SEC, including those described under “Risk Factors” in its annual report on Form 10-K/A for the year ended December 31, 2020 filed on May 17, 2021 and in its subsequently filed quarterly reports on Form 10-Q. As a result of these factors, actual results may differ materially from those indicated or implied by forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors.

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